Exhibit 99.3

CIBER, Inc.

6363 S. Fiddler’s Green Circle, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contact:	Doug Eisenbrandt
Director/Investor Relations
303-220-0100
deisenbrandt@ciber.com

CIBER COMPLETES NEW CREDIT FINANCING

Bank of America, Administrative Agent, Leads the Three-Year Deal

GREENWOOD VILLAGE, Colorado — August 20, 2009 — Today CIBER, Inc. (NYSE: CBR), announced that it has completed a new three-year, multi-bank  $155 million financing, led by Bank of America, N.A. as Administrative Agent.  Banc of America Securities LLC and BBVA Compass Bank are the Joint Lead Arrangers and Co-Book Runners.

“In large part due to global economic conditions, our banking facility has been an issue since early 2009.  We have remained in compliance at all times, but were being put under the pressure of a debt ratio covenant tightening over 20% in 2009.  Our former bank agent was not willing to amend the facility to loosen this covenant without taking away other things,” said Mac Slingerlend, President and Chief Executive Officer.  “It is noteworthy that all of the participants except the former agent are participating in the new facility, some at higher levels.  We are grateful to Bank of America for their tenacity in getting this done in a tough credit environment.”

Peter Cheesbrough, CIBER’s Chief Financial Officer, added, “Bank of America has been very diligent on our behalf.  We appreciate all of the existing participating lenders joining the new facility, and the addition of PNC Bank as a new lender to us.  We now have a set of terms and a new three-year maturity that should be comforting to lenders and investors alike.”

Banc of America Securities LLC’s Otis Ku, Vice President of Syndicated Loan Capital Markets, and Bank of America’s Hana Deiter, Senior Vice President and Senior Client Manager, led the bank’s team in this financing.  Ms. Deiter commented, “CIBER is a customer we are fortunate to be able to add in this environment.  We were benefitted by the very good relationships CIBER maintained with its banks, as evidenced by the 100% conversion rate of the banks that had a participating role in the former syndicated credit facility.”

The lending institutions in the new financing are Bank of America, BBVA Compass Bank, U.S. Bank, Union Bank, IBM Credit, KeyBank and PNC Bank.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy and outsourcing company with superior value-priced services and reliable delivery for both private and government sector clients. CIBER’s services are offered globally on a project- or strategic-staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974 and headquartered in Greenwood Village, Colo., CIBER now serves client businesses from over 40 U.S. offices, 25 European offices and seven offices in Asia/Pacific. Operating in 18 countries, with more than 8,500 employees and annual revenue over $1.1 billion, CIBER and its IT specialists continuously build and upgrade clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index. CIBER, the Reliable Global IT Services Partner.  www.ciber.com.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2009.

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